Exhibit 99.1

CytomX Announces Third Quarter 2017 Financial Results and Operational Progress

SOUTH SAN FRANCISCO, Calif., November 7, 2017 (GLOBE NEWSWIRE) -- CytomX Therapeutics, Inc. (Nasdaq:CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today reported third quarter 2017 financial results.

As of September 30, 2017, CytomX had cash, cash equivalents and short-term investments of $331.3 million. Based upon its current operating plan, the Company expects its existing capital resources will be sufficient to fund operations into 2020.

“We have continued to enjoy a highly productive year with excellent progress in advancing our deep pipeline of potentially transformative Probody therapeutics and the addition of another major partner in Amgen,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. “I am delighted with the team’s strong execution across all areas of the organization, and we continue to be well positioned for initial data read outs in 2018 from our lead, wholly owned programs, CX-072 and CX-2009. We also expect that Probody therapeutics targeting CTLA-4, PD-1, and CD71 will enter the clinic next year, demonstrating the considerable momentum behind our pipeline.”

Q3’17 BUSINESS HIGHLIGHTS AND RECENT DEVELOPMENTS

PROCLAIM-CX-072 (PD-L1 Probody Therapeutic) Clinical Program

•

Patient enrollment continued in the monotherapy dose escalation arm (Part A1) of the study evaluating CX-072 in patients with advanced unresectable solid tumors or lymphomas. Enrollment is expected to be complete by year-end.

•	Patient enrollment has now been initiated in all other dose escalation arms of the study:
o	Monotherapy expansion in patients with PD-L1-positive tumors at multiple dose levels (Part A2);
o	Concomitant schedule for CX-072 plus ipilimumab in patients with advanced unresectable solid tumors or lymphomas (Part B1);
o	Phased schedule for CX-072 plus ipilimumab in patients with advanced unresectable solid tumors or lymphomas (Part B2); and
o	Combination of CX-072 plus vemurafinib in patients with V600E BRAF-positive melanoma (Part C)
•

During the first half of 2018, an expansion cohort of the study at the recommended Phase 2 dose is expected to begin enrolling patients to evaluate CX-072 as monotherapy in a tumor type with known sensitivity to PD-L1 and/or PD-1 inhibitors (Part D).

PROCLAIM-CX-2009 (CD166 Probody Drug Conjugate) Clinical Program

•

CX-2009 is a first-in-class Probody drug conjugate (PDC) that targets CD166, an antigen that is broadly and highly expressed in many types of cancers, but has been considered undruggable given that it is also expressed in normal tissue.

•	Patient enrollment continues in the PROCLAIM-CX-2009 study, a Phase 1/2 clinical trial evaluating CX-2009 as monotherapy in a subset of CD166-positive cancers.
•	The study was initiated at a dose of 0.25 mg/kg, has advanced through several patient cohorts and is currently enrolling at a dose of 2 mg/kg.
•	Expansion cohorts at the recommended Phase 2 dose in one or more CD166 positive tumor types are expected to initiate in 2018.

CX-2029 (CD71 Probody Drug Conjugate) Preclinical Program

•

CytomX, in collaboration with AbbVie, is advancing CX-2029, a CD71-directed PDC, through Investigational New Drug (IND) application-enabling studies and expects to file an IND application in the first half of 2018.

•

A $15 million milestone payment ($14 million net of associated license fees) was received from AbbVie in conjunction with meeting certain criteria allowing the initiation of GLP toxicology studies by CytomX.

CX-188 (PD-1 Probody Therapeutic) Preclinical Program

•	CytomX is advancing CX-188, a PD-1-directed Probody therapeutic, through IND application-enabling studies and expects to file an IND application in the second half of 2018.

Amgen Partnership

•

During the quarter, Amgen and CytomX entered into a strategic collaboration in immuno-oncology in the field of Probody T-cell engaging bispecific antibodies including the co-development of a CytomX Probody T-cell engaging bispecific against the Epidermal Growth Factor Receptor (EGFR), a highly validated oncology target expressed on multiple human cancer types.

•

Under the terms of the agreement, Amgen and CytomX will co-develop a Probody T-cell engaging bispecific against EGFR-CD3 with CytomX leading early development. Amgen will lead later development and commercialization with global late-stage development costs shared between the two companies.

•	Amgen made an upfront payment of $40 million and purchased $20 million of CytomX common stock.
•	CytomX is eligible to receive up to $455 million in development, regulatory and commercial milestones for the EGFR program.
•	Amgen will lead global commercial activities with CytomX able to opt into a profit share in the U.S. and receive tiered, double-digit royalties on net product sales outside of the U.S.
•

Amgen also received exclusive worldwide rights to develop and commercialize up to three undisclosed targets. Should Amgen ultimately pursue all of these targets, CytomX will be eligible to receive up to $950 million in additional upfront and milestone payments and high single-digit to mid-double digit royalty payments on any resulting products.

•

CytomX also received the rights from Amgen to an undisclosed preclinical T-cell engaging bispecific program; Amgen is eligible to receive milestones and royalty payments on any resulting products from this CytomX program.

Bristol-Myers Squibb (BMS) Partnership

•	BMS continues to advance its CTLA-4-directed Probody therapeutic, which is expected to enter the clinic in early 2018.
•	In addition, CytomX and Bristol-Myers Squibb are evaluating a Probody version of Bristol-Myers Squibb’s CTLA-4 nonfucosylated (CLTA-4-NF) version of ipilimumab as part of the current collaboration.

Third Quarter Financial Results

Cash, cash equivalents and investments totaled $331.3 million as of September 30, 2017, compared to $181.9 million as of December 31, 2016. The increase reflects a $200 million upfront payment received from BMS in connection with the expansion of the existing collaboration.

Revenue was $24.1 million for the three months ended September 30, 2017, compared to $3.5 million for the three months ended September 30, 2016. The increase was primarily attributable to the recognition of $14.0 million, net of the associated license fees, from the milestone payment received from AbbVie as a result of the Company achieving certain milestones required to be met to begin GLP toxicology studies under the CD71 Agreement and an increase of $6.3 million related to the recognition of the an upfront payment received from BMS in connection with the expansion of our collaboration pursuant to an amendment of our Collaboration and License Agreement entered into in March 2017.

Research and development expenses were $28.9 million for the three months ended September 30, 2017, compared to $13.3 million for the corresponding period in 2016. The increase was primarily attributable to $10.7 million of in-process research and development expense recognized and a $1.2 million sublicense fee payable to UCSB as a result of the Amgen agreement, an increase of $1.7 million in pharmacology studies and clinical trial expenses resulting from the advancement of CX-072, CX- 2009 and CX-2029 in 2017, an increase of $0.9 million in allocations resulting from increases in facilities-related expenses, an increase of $0.4 million in consulting and contracted services and an increase of $0.4 million in personnel-related expense resulting from an increase in headcount.

General and administrative expenses were $6.2 million for the three months ended September 30, 2017, compared to $5 million for the corresponding period in 2016. The increase was primarily attributable to an increase of $0.3 million in personnel-related expenses due to an increase in headcount, an increase of $0.3 million in legal expenses and an increase of $0.4 million in consulting and public relations expenses.

About CytomX Therapeutics

CytomX Therapeutics is a clinical-stage biopharmaceutical company with a deep and differentiated oncology pipeline of investigational Probody™ therapeutics. Probody therapeutics are designed to exploit unique conditions of the tumor microenvironment to more effectively localize antibody binding and activity while limiting activity in healthy tissues. The Company’s pipeline includes proprietary cancer immunotherapies against clinically-validated targets, such as PD-L1, and first-in-class Probody drug conjugates against highly attractive targets, such as CD166 and CD71, which are considered to be inaccessible to conventional antibody drug conjugates due to their presence on healthy tissue. In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Amgen, Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center and ImmunoGen, Inc. For more information, visit www.cytomx.com or follow us on Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential efficacy of CytomX’s product candidates, administered separately or in combination, CytomX’s ability and the ability of its collaborative partners to develop and advance product candidates into and successfully complete clinical trials, including CytomX’s Phase 1/2 clinical trials of CX-072 and CX-2009 and the timing of any future clinical trials to be initiated by CytomX or any of its collaborative partners. Two of our product candidates under our Probody platform are in the initial stages of clinical development and our other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties. Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict. Applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2017. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Media Contact:

Spectrum

Christine Quern

cquern@spectrumscience.com

202-587-2588

Investor Contact:

Trout Group

Pete Rahmer

prahmer@troutgroup.com

646-378-2973

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues	$23,662	$2,829	$43,121	$7,151
Revenues from related party	482	625	1,429	1,620
Total revenues	24,144	3,454	44,550	8,771
Operating expenses:
Research and development	28,920	13,337	71,573	39,407
General and administrative	6,249	5,033	17,989	14,720
Total operating expenses	35,169	18,370	89,562	54,127
Loss from operations	(11,025)	(14,916)	(45,012)	(45,356)
Interest income, net	806	210	1,400	542
Other income (expense), net	(47)	45	(101)	(46)
Loss before provision for income taxes	(10,266)	(14,661)	(43,713)	(44,860)
Provision (benefit) for income taxes	(19)	1	7	7
Net loss	$(10,247)	$(14,662)	$(43,720)	$(44,867)
Net loss per share, basic and diluted	$(0.28)	$(0.40)	$(1.19)	$(1.24)
Shares used to compute net loss per share, basic and diluted	36,947,129	36,324,805	36,757,119	36,168,026

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2017	2016
	(unaudited))	(audited) (1)
Assets
Current assets:
Cash and cash equivalents	$284,225	$104,645
Short-term investments	47,050	77,293
Accounts receivable	40,183	2,159
Related party accounts receivable	68	154
Prepaid expenses and other current assets	4,848	3,896
Total current assets	376,374	188,147
Property and equipment, net	4,087	4,392
Intangible assets	1,641	1,750
Goodwill	949	949
Restricted cash	917	917
Other assets	3,071	2,973
Total assets	$387,039	$199,128
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,869	$6,596
Accrued liabilities	11,444	8,824
Deferred revenues, current portion	56,928	20,347
Total current liabilities	71,241	35,767
Deferred revenue, net of current portion	267,996	83,803
Deferred tax liability	520	513
Other long-term liabilities	1,803	566
Total liabilities	341,560	120,649
Preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at September 30, 2017 and December 31, 2016.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 37,095,462 and 36,490,169 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	1	1
Additional paid-in capital	265,625	254,871
Accumulated other comprehensive loss	(61)	(27)
Accumulated deficit	(220,086)	(176,366)
Total stockholders' equity	45,479	78,479
Total liabilities and stockholders' equity	$387,039	$199,128

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(1)

The condensed consolidated balance sheet as of December 31, 2016 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.